Exhibit 23.5

北京市朝阳区建国路 77 号华贸中心 3 号写字楼 34 层 邮编 ：100025

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

T: (86-10) 5809 1000       F: (86-10) 5809 1100

October 31, 2022

To: ETAO International Co., Ltd.

1460 Broadway,

14th Floor New York,

New York

Re: Certain PRC Law Matters of ETAO International Co., Ltd. (the “Company”)

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion (“Opinion”), excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) and as such are qualified to issue this Opinion with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”).

We are acting as your PRC legal counsel in connection with your registration statement on Form F-4, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) in relation to the Offering. Unless otherwise defined in this Opinion, capitalized terms used in this Opinion shall have the same meaning as given them in the Registration Statement.

The following terms as used in this Opinion are defined as follows.

(a)	“PRC Entities” means the PRC Subsidiaries, the Consolidated Affiliated Entities and Changsha Zhenghe Orthopedics Hospital Co., Ltd. (“Changsha Zhenghe”) collectively.

北京 • 上海 • 深圳 • 成都 • 天津 • 南京 • 杭州 • 广州 • 三亚 • 香港

Beijing • Shanghai • Shenzhen • Chengdu • Tianjin • Nanjing • Hangzhou • Guangzhou • Sanya • Hong Kong

(b)	“WFOEs” means ETAO International Healthcare Technology Co., Ltd. (“ETAO Healthcare”) and Beijing Dile Technology Co., Ltd., both are wholly foreign-owned enterprises.

(c)	“PRC Subsidiaries” means WFOEs and Yidaolian (Beijing) Technology Co., Ltd.

(d)	“Consolidated Affiliated Entities” includes:

Aaliance Insurance Brokers Co., Ltd.;

Baihui (Beijing) Biotech Co., Ltd.;

Chain Workshop (Beijing) Co., Ltd.;

Changxing Zhizhou Hospital Co., Ltd.;

Beijing Dnurse Technology Co., Ltd.;

Zhichao Medical Technology (Hunan) Co., Ltd.;

Tianlun (Giuyang) Buyun Buyu Hospital Co., Ltd.;

Kang Ning (Heng Yang) Healthcare Management Co., Ltd.;

Civil Hospital (Mengzhou City) Co., Ltd.;

Qianhu Medical Management (Jiangxi) Co., Ltd.;

Hangzhou Six Dimension Dental Medical Technology Co. Ltd.

For the purpose of giving this Opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, documents and other instruments provided to us and such other documents or certificates issued by governmental authorities or representations made by officials of government authorities or other public organizations and by officers or representatives of the Company as we have deemed necessary and appropriate as a basis for the descriptions hereinafter set forth.

In rendering the Opinion, we have assumed:

(a)	the authenticity of the documents submitted to us as originals and the conformity to the originals of the documents submitted to us as copies;

(b)	the truthfulness, accuracy and completeness of all corporate minutes, resolutions and documents of or in connection with the PRC Entities as they were presented to us;

(c)	that the documents and the corporate minutes and resolutions which have been presented to us remain in full force and effect as of the date hereof and have not been revoked, amended, varied or supplemented, except as noted therein;

北京 • 上海 • 深圳 • 成都 • 天津 • 南京 • 杭州 • 广州 • 三亚 • 香港

Beijing • Shanghai • Shenzhen • Chengdu • Tianjin • Nanjing • Hangzhou • Guangzhou • Sanya • Hong Kong

(d)	in response to our due diligence inquiries, requests and investigation for the purpose of this Opinion, all the relevant information and materials that have been provided to us by the Company and the PRC Entities, including all factual statements in the documents and all other factual information provided to us by the Company and the PRC Entities, and the statements made by the Company, the PRC Entities and relevant government officials, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and appropriate representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(e)	that all parties to the documents provided to us in connection with this Opinion, other than the PRC Entities, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(f)	with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the laws of the PRC.

(g)	in giving this Opinion, we have assumed and have not verified the accuracy as to financial or auditing matters of each document we have reviewed, and have relied upon opinions or reports issued by overseas legal advisers, auditors and reporting accountants of the Company. For the avoidance of doubt, we render no opinion as to and are not responsible for: (a) tax structuring or other tax matters; (b) financial, appraisal or accounting matters; and (c) review of technical or environmental issues; and

(h)	we do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions based on any laws other than the laws of the PRC and accordingly express no legal opinion herein based upon any laws other than the laws of the PRC.

北京 • 上海 • 深圳 • 成都 • 天津 • 南京 • 杭州 • 广州 • 三亚 • 香港

Beijing • Shanghai • Shenzhen • Chengdu • Tianjin • Nanjing • Hangzhou • Guangzhou • Sanya • Hong Kong

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1)	On December 24, 2021, the CSRC issued Provisions of the State Council on the Management of the Overseas Listing and Issuance of Domestic Enterprises (Draft for Comments) and Administrative Measures on the Management of the Overseas Listing and Issuance of Domestic Enterprises (Draft for Comments) (collectively, the “Draft Overseas Listing Rules”) for public consultations, according to which, any direct or indirect offshore listing of domestic enterprises shall be filed with the CSRC. On December 27, 2021, the NDRC and MOFCOM issued the Special Administrative Measures for Access of Foreign Investment (Negative List) (2021 Edition) (the “Negative List 2021”), which came into effect on January 1, 2022. According to Negative List 2021, PRC entities which engage in any field forbidden by the Negative List 2021 for access of foreign investment shall be approved by competent PRC authorities when they seek listing offshore, and foreign investors shall not participate in operation and management and their shareholding ratio shall be governed mutatis mutandis by the relevant regulations on the management of domestic securities investments made by overseas investors. Considering that (i) Draft Overseas Listing Rules were released for comments and have not come into effect; (ii) no explicit provisions under currently effective PRC laws, regulations and rules clearly classify indirect listing through contractual arrangements is required to obtain approvals from PRC authorities, based upon due inquiries made to the Company, as of the date hereof, in connection with this Offering, under current PRC laws, regulations and rules, the PRC Entities are not required to submit applications for the approval of the CSRC or other equivalent PRC government authorities. However, as the Draft Overseas Listing Rules have not been formally adopted and the Negative List 2021 was newly published, and due to the lack of further clarifications or detailed rules and regulations, there are still uncertainties as to how the aforementioned rules will be interpreted or implemented and whether the PRC regulatory agencies may adopt new laws, regulations, rules, or detailed implementation and interpretation and there is no assurance that PRC regulatory agencies, including the CSRC, would take the same view as we do.

(2)	On December 28, 2021, the CAC and other ministries and commissions jointly promulgated the Cybersecurity Review Measures (the “Measures”), which came into effect on February 15, 2022. Pursuant to the Measures, if any of the following circumstance exists, the operators shall apply with the CAC for cybersecurity review: (i) the operators possess over one million individuals’ personal information and seek to list overseas; (ii) the operators are deemed as critical information infrastructure and intend to purchase internet products and services that will or may affect national security, and (iii) the operators carry out any data processing activities which has affected or may affect national security. On April 12, 2022, ETAO Healthcare has obtained the official confirmation from the Cybersecurity Review Office of CAC that the proposed listing on the New York Stock Exchange was not subject to cybersecurity review under the Measures. However, there remains uncertainty as to how the Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Measures and there is no assurance that PRC regulatory agencies, including the CSRC, would take the same view as we do.

北京 • 上海 • 深圳 • 成都 • 天津 • 南京 • 杭州 • 广州 • 三亚 • 香港

Beijing • Shanghai • Shenzhen • Chengdu • Tianjin • Nanjing • Hangzhou • Guangzhou • Sanya • Hong Kong

The foregoing opinion is further subject to the following qualifications:

(a)	we express no opinion as to any Laws other than the PRC Laws in force on the date of this opinion;

(b)	the PRC Laws referred to herein are Laws currently in force and there is no guarantee that any of such Laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

(c)	this opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

(d)	this opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This Opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement filed with the SEC on the date of this Opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

\s\ Jingtian & Gongcheng
Jingtian & Gongcheng

北京 • 上海 • 深圳 • 成都 • 天津 • 南京 • 杭州 • 广州 • 三亚 • 香港

Beijing • Shanghai • Shenzhen • Chengdu • Tianjin • Nanjing • Hangzhou • Guangzhou • Sanya • Hong Kong